Exhibit 10.2a

RESTRICTED STOCK AWARD AGREEMENT
UNDER NORTHEAST BANCORP amended and restated
2010 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee:

Type of Stock:	Voting Common Stock

No. of Shares:

Grant Date:

Pursuant to the Northeast Bancorp Amended and Restated 2010 Stock Option and Incentive Plan (the “Plan”) as amended through the date hereof, Northeast Bancorp (the “Company”) hereby grants a Restricted Stock Award (an “Award”) to the Grantee named above. Upon acceptance of this Award, the Grantee shall receive the number of shares of Voting Common Stock of the Company specified above, subject to the restrictions and conditions set forth herein and in the Plan. The Company acknowledges the receipt from the Grantee of consideration with respect to the par value of the Stock in the form of cash, past or future services rendered to the Company by the Grantee or such other form of consideration as is acceptable to the Administrator.

1.     Award. The shares of Restricted Stock awarded hereunder shall be issued and held by the Company’s transfer agent in book entry form, and the Grantee’s name shall be entered as the stockholder of record on the books of the Company. Thereupon, the Grantee shall have all the rights of a stockholder with respect to such shares, including voting and dividend rights, subject, however, to the restrictions and conditions specified in Paragraph 2 below. The Grantee shall (i) sign and deliver to the Company a copy of this Award Agreement and (ii) deliver to the Company a stock power endorsed in blank.

2.     Restrictions and Conditions.

(a)     Any book entries for the shares of Restricted Stock granted herein shall bear an appropriate legend, as determined by the Administrator in its sole discretion, to the effect that such shares are subject to restrictions as set forth herein and in the Plan.

(b)     Shares of Restricted Stock granted herein may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Grantee prior to vesting.

(c)     If the Grantee’s employment with the Company and its Subsidiaries is voluntarily or involuntarily terminated for any reason prior to vesting of shares of Restricted Stock granted herein, all shares of Restricted Stock shall immediately and automatically be forfeited and returned to the Company. Notwithstanding the foregoing, if the Grantee’s employment with the Company and its Subsidiaries is terminated due to the Grantee’s death or disability prior to the vesting of shares of Restricted Stock granted herein, all restrictions shall lapse and such shares shall automatically become fully vested. The Administrator’s determination of the reason for termination of the Grantee’s employment shall be conclusive and binding on the Grantee and his or her representatives or legatees.

(d)     Notwithstanding anything in this Award Agreement to the contrary, (i) in the case of a Sale Event (as defined in the Plan) prior to any Vesting Date in which this Award is assumed or continued by the successor entity in such Sale Event or substituted with a new award of such successor (in accordance with Section 3(c) of the Plan), this Award Agreement and the shares of Restricted Stock granted herein shall be treated in accordance with Section 3(c) of the Plan; provided, however, that in connection with a Sale Event in which this Award is assumed or continued by the successor entity in such Sale Event or substituted with a new award of such successor (in accordance with Section 3(c) of the Plan), the shares of Restricted Stock granted herein shall be deemed vested in full upon the date on which the Grantee’s employment with the Company and its Subsidiaries or the successor entity terminates if such termination occurs on or following the date of such Sale Event and is without Cause (as defined below) and in connection with a Sale Event in which this Award is not assumed or continued by the successor entity in such Sale Event or substituted with a new award of such successor, the shares of Restricted Stock granted herein shall be deemed vested in full as of the effective time of such Sale Event.

“Cause” means a termination of the Grantee’s employment as a result of (i) conduct by the Grantee constituting deliberate dishonesty or gross misconduct in connection with the Grantee’s employment; (b) the Grantee’s commission of any crime involving moral turpitude or any felony; (c) the Grantee’s commitment of any fraud, embezzlement, breach of fiduciary duty or misappropriation of funds against the Company or its Subsidiaries or successor entity; (d) the Grantee’s material violation of any provision of any agreement(s) between the Grantee and the Company or its Subsidiaries or successor entity relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions; (e) the Grantee’s material violation of the Company’s (or a Subsidiary’s or successor entity’s) written policies or rules material to the Grantee’s employment that results in material demonstrable harm to the Company or its Subsidiaries or successor entity; or (f) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company or its Subsidiaries or successor entity to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. In the event the Grantee is a party to an employment agreement with the Company or any Subsidiary that contains a different definition of “Cause,” the definition set forth in such other agreement shall be applicable to the Grantee for purposes of this Agreement and not this definition.

3.     Vesting of Restricted Stock. The restrictions and conditions in Paragraph 2 of this Agreement shall lapse on the Vesting Date or Dates specified in the following schedule so long as the Grantee remains an employee of the Company or a Subsidiary on such Dates. If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraph 2 shall lapse only with respect to the number of shares of Restricted Stock specified as vested on such date.

Number of Shares Vested	Vesting Date

33 1/3% (33 1/3%)	Third Anniversary of Grant Date
33 1/3% (66 2/3%)	Fourth Anniversary of Grant Date
33 1/3% (100%)	Fifth Anniversary of Grant Date

Subsequent to such Vesting Date or Dates, the shares of Stock on which all restrictions and conditions have lapsed shall no longer be deemed Restricted Stock. The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 3.

4.     Dividends. Dividends on shares of Restricted Stock shall be paid currently to the Grantee.

5.     Incorporation of Plan. Notwithstanding anything herein to the contrary, this Award shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6.     Transferability. This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

7.     Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. Except in the case where an election is made pursuant to Paragraph 8 below, the Optionee may elect to have the minimum required tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued a number of shares of Stock with an aggregate Fair Market Value that would satisfy the minimum withholding amount due..

8.     Election Under Section 83(b). The Grantee and the Company hereby agree that the Grantee may, within 30 days following the Grant Date of this Award, file with the Internal Revenue Service and the Company an election under Section 83(b) of the Internal Revenue Code. In the event the Grantee makes such an election, he or she agrees to provide a copy of the election to the Company. The Grantee acknowledges that he or she is responsible for obtaining the advice of his or her tax advisors with regard to the Section 83(b) election and that he or she is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with regard to such election.

9.     No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.

10.     Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

11.     Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

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12.     Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

NORTHEAST BANCORP

By:
Name:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:
Grantee’s Signature

Grantee’s name and address:

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